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                                                                   EXHIBIT 10.30

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                           PERFORMANCE INCENTIVE PLAN
                               KERP PARTICIPANTS
                                    2003-2004

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INTRODUCTION

The 2003-2004 Spiegel Group Performance Incentive Plan provides the opportunity for compensation in addition to Base Salary to designated employees of the Spiegel, Inc. Key Employee Retention Plan (KERP). This Plan replaces any previous incentive plan for the period through June 30, 2004. Payout occurs if the designated operating results are met as defined by the CEO of The Spiegel Group in conjunction with the Merchant Company Leaders and the Creditors Committee. Terms are defined at the end of this Summary Plan Description.

BUSINESS UNITS

Business units are divided in to two categories, Merchant and Support units as follows:

MERCHANT BUSINESS UNITS (MBUS)

Eddie Bauer
Spiegel Catalog
Newport News

SUPPORT BUSINESS UNITS (SBUS)

Distribution Fulfillment Services (DFS)
Spiegel Group TeleServices (SGTS)
Spiegel Management Group - Corporate
Spiegel Management Group - Information Services (IS)

PERFORMANCE TARGETS

Employees will be eligible for an incentive payment based upon the results of two objectives, their business unit EBIT and The Spiegel Group EBIT (for continuing operations):

      Merchant Business Units

            - Two thirds (2/3) of the incentive payout is based on the merchant business unit EBIT.

            - One third (1/3) of the incentive payout is based on The Spiegel Group EBIT.

            - Newport News incentive payouts will be based completely on Newport News EBIT.

      Support Business Units

            - Two thirds (2/3) of the incentive payout is based on The Spiegel Group EBIT.

            - One third (1/3) of the incentive payout is based on the results of the support business unit EBIT.

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SPIEGEL GROUP EBIT

The EBIT performance of The Spiegel Group includes the EBIT results of:

                                   Eddie Bauer
                                 Spiegel Catalog
                         Group Operations (IS/DFS/SGTS)
                            Spiegel Management Group*

*Excludes non-recurring charges

PERFORMANCE INCENTIVE POOLS

Performance incentive pools totaling approximately $8.92 million have been established under the KERP to provide payouts for target EBIT achievement. Should the Business Units achieve EBIT in excess of the targets, the pools may be increased to provide additional payout and may be decreased accordingly if not all performance targets are achieved.

CHAPTER 11 EMERGENCE - PAYOUT ACCELERATORS

To reward employees for early emergence from bankruptcy, the payout opportunity will be increased by month if the Company emerges from bankruptcy prior to June 2004. Payout will be capped at 150%.

INCENTIVE LEVEL

Level 1 - 3 (KERP retention percentage is 50% or above)

      - Participants will be eligible to receive a target payout equal to 30% of their Base Salary.

      - The performance incentive pools may also provide additional payout to participants in levels 1-3. Any additional payouts will be distributed at the discretion of the CEO.

Level 4 & 5 (KERP retention percentage is between 30%-40%)

      - Participants will be eligible to receive a target payout equal to 10% of their Base Salary.

ADMINISTRATION

ELIGIBILITY

Designated employees are eligible to participate in the annual incentive plan if they meet the following criteria:

ACTIVE EMPLOYEES:

      - Employees must be hired before March 31, 2004 and determined to be eligible by the CEO of the Significant Subsidiary.

                  - If hired between July 1, 2003 and March 31, 2004 they will be eligible to receive a prorated payout based upon their actual service in an eligible position.

                  - If hired and designated as eligible before July 1, 2003, the employee will be eligible to receive a full payout for this bonus plan year.

      - Employees must be employed in Good Standing by a business unit of The Spiegel Group, and have not provided notice of termination of employment on or prior to the payout date.

      - Employees must have a satisfactory performance rating (as defined by their business unit) on their most recent performance evaluation.

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      -     In the event of a Third Party Subsidiary Transaction which occurs prior to the end of the Plan Year, employees who are employed by such Significant Subsidiary at the date of such Third Party Subsidiary Transaction may receive a pro rata Incentive Bonus. The amount of the pro rata Incentive Bonus, if any, will be based on the applicable cumulative EBIT performance beginning on the first month of the Plan Year and continuing throughout the last day of the month immediately prior to the month in which the Third Party Subsidiary Transaction occurs.

SEPARATED EMPLOYEES:

      - Employees who retire, voluntarily separate or give notice of resignation prior to the payout date will not receive an incentive plan payment.

      - An employee who is Involuntarily Terminated (other than for Misconduct) prior to the payout date may be eligible to receive, at the sole discretion of the CEO, a pro-rata portion of the Incentive Bonus. Such Incentive Bonus, if any, will be payable at the time Incentive Bonuses, if any, are paid to other eligible employees.

      - Employees who are separated due to death or Incapacity prior to receiving the Incentive Bonus may be eligible to receive, at the sole discretion of the CEO, a pro-rata portion of the Incentive Bonus. Such Incentive Bonus, if any, will be payable at the time Incentive Bonuses, if any, are paid to other eligible employees.

ELIGIBLE INCOME

      - Incentive Bonuses will be calculated using Base Salary as of the last day of the plan year (June 30, 2004) or last day in the eligible position.

      - The incentive payment will be pro-rated for any approved unpaid leave of absence lasting more than twelve weeks.

EMPLOYEE ELIGIBILITY CHANGES

      - Employees, who worked for more than one Spiegel Group Company in bonus eligible positions, will be eligible for a total payment using the bonus calculation crediting the time in each eligible position under the applicable incentive measurements for that business unit.

PAYOUT

Payout of the Incentive Bonus is scheduled to occur within sixty days of (i) June 30, 2004 or (ii) emergence from Chapter 11, whichever is later.

NOTICE REQUIREMENT PRIOR TO PAYOUT

Prior to making any payment under this Plan, the Company shall provide at least fifteen (15) days of prior notice to the Creditors' Committee and the United States Trustee. Such notice shall be in writing and shall set forth the name and title of each employee who is scheduled to receive any such payment, as well as the amount of such payment. If the Company receives a written notice of objection from either the Creditors' Committee or the United States Trustee at least five (5) days prior to the scheduled payment date, then the Company shall withhold any such payments objected to in the written notice of objection until such time as the parties resolve such objection(s).

2003/2004 TARGETS

The EBIT targets for each business unit and the overall Group performance have been established for the Plan Year of July 1, 2003 to June 30, 2004 in conjunction with the Creditors' Committee.

In the event of a Third Party Subsidiary Transaction which occurs prior to the date of the payment of the Incentive Bonus, incentive plan payout targets will be reevaluated with the Creditors' Committee and changed as necessary.

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AMENDMENT AND TERMINATION OF THE PLAN

The CEO may amend, modify or terminate this Plan, in whole or in part, at any time and from time to time, including, without limitation, with respect to the addition of Participants and in a manner consistent with the order of the United States Bankruptcy Court authorizing the Company to implement the Plan; provided, however, that the Company shall provide the Creditors' Committee with five business days' prior written notice of any proposed termination, amendment or modification of the Plan, and such proposed termination or amendment or modification shall only take effect if the Creditors' Committee does not provide a Notice of Objection to the Company. A Notice of Objection need only state that the Creditors' Committee objects to the proposed termination, amendment or modification. In the event the Creditors' Committee provides the Company with a timely Notice of Objection, the Company may only implement the applicable termination, amendment or modification in the event that either (i) the Company and the Creditors' Committee consensually resolve the objection set forth in the Notice of Objection or (ii) the Company obtains separate United States Bankruptcy Court authorization to implement such proposed termination, amendment or modification.

DEFINED TERMS

      "Base Salary" means an Employee's annual base salary.

      "Company" means Spiegel, Inc., a Delaware corporation.

      "CEO" means the Chief Executive Officer of the Company, or if there is no Chief Executive Officer of the Company, the Interim Chief Executive Officer and Chief Restructuring Officer of the Company.

      "Emergence Date" means the effective date of a POR of the Company (or, if applicable, any of its Significant Subsidiaries) that has been confirmed by the United States Bankruptcy Court in connection with the Company's reorganization pursuant to chapter 11 of the United States Bankruptcy Code.

      "Good Standing" means an employee of the Company or its Significant Subsidiaries who the CEO has determined is in Good Standing, in light of current and past performance (including, but not limited to, consideration of any actions described in the SEC Independent Examiner Report). If an employee who is otherwise entitled to a payment under the Plan has not affirmatively been determined to be in Good Standing at the time a payment under the Plan is due to him or her, then the Company may delay such payment until such time as the employee has affirmatively been determined to be in Good Standing.

      "Incapacity" means an employee's inability to perform all of his or her duties by reason of illness, physical or mental disability, or other similar incapacity, which inability has continued or reasonably could be expected to continue for more than ninety (90) days. All determinations of Incapacity under the Plan shall be made in accordance with applicable federal and state law and shall be made by the Company.

      "Incentive Bonus" means the amounts payable, if any, to a participant in accordance with this Plan.

      "Independent Examiner Report" means any report or reports submitted by the independent examiner appointed pursuant to the Partial Final Judgment and Order of Permanent Injunction and Other Equitable Relief, dated March 11, 2003, entered by the District Court for

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      the Northern District of Illinois in United States Securities and Exchange
      Commission v. Spiegel, Inc., Case No. 03C 1685, as amended March 27, 2003.

      "Involuntary Termination" means the termination of employment with the Company and the Significant Subsidiaries for reasons other than resignation, death, Incapacity, retirement or Misconduct.

      "Involuntarily Terminated" means the Involuntary Termination of employment.

      "Misconduct" means: (i) a violation of the work rules of the employee's employer or willful breach of standard business conduct by the employee or the employee's intentional or willful failure to perform the duties and responsibilities of the employee's position, (ii) the willful engaging by the employee in any act or omission that is injurious to the business, reputation, character or community standing of the Company or its affiliates, (iii) the engaging by the employee in dishonest, fraudulent or unethical conduct, including, but not limited to, acts reported in the Independent Examiner Report or in other conduct involving moral turpitude to the extent that, in the reasonable judgment of the CEO, the employee's reputation and credibility no longer conform to the standards expected of the Company's employees, (iv) the employee's admission, confession, plea bargain to or conviction in a court of law of any crime or offense involving misuse or misappropriation of money or other property, fraud or moral turpitude, or a felony, or (v) a violation of any statutory or common law duty to the Company or its affiliates, including, but not limited to, the duty of loyalty.

      "Notice of Objection" means a written notification by the Creditors' Committee, stating their objection to the termination of, or any amendment or modification to, the Plan.

      "Plan Year" means July 1, 2003 through June 30, 2004.

      "POR" means a plan of reorganization of the Company (or, if applicable, any of its Significant Subsidiaries) that has been confirmed by the United States Bankruptcy Court in connection with the Company's reorganization pursuant to the Chapter 11 cases.

      "Significant Subsidiary" means Eddie Bauer, Inc., Spiegel Management Group, Inc., Distribution Fulfillment Services, Inc., Spiegel Group TeleServices, Inc., Spiegel Catalog, Inc., Ultimate Outlet, Inc. and Newport News, Inc.

      "Third Party Subsidiary Transaction" means (i) a sale to a third party of substantially all of the assets of a Significant Subsidiary or (ii) a sale to a third party of more than 50% of the outstanding equity ownership of a Significant Subsidiary in which the owners immediately prior to the date of such sale cease to own, directly or indirectly, an aggregate of more than 50% of the outstanding equity ownership of the surviving company.

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